NEXT 1 INTERACTIVE, INC.

Private Placement Offering Memorandum

September 25, 2009

CONFIDENTIAL

THIS DOCUMENT CONTAINS PROPRIETARY AND CONFIDENTIAL INFORMATION
AND IS NOT TO BE DISCLOSED TO THIRD PARTIES OR COPIED WITHOUT NEXT 1
INTERACTIVE, INC.’S WRITTEN CONSENT.

Next 1 Interactive, Inc.
2400 N Commerce Parkway
Suite 105
Weston, FL 33326
(954) 888-9779

Offering Overview
September 25, 2009

Issuer:	Next 1 Interactive, Inc. (NXOI.BB)

Offering:	Offering of Units comprised of shares of common stock, par value $.0001 per share (“Common Stock”) and warrant (“Warrants”) to purchase common stock.

Type of Security:	Each Unit is comprised of one (1) share of Common Stock and one (1) Warrant.

Amount:	Minimum $250,000 – Maximum $1,500,000

Minimum Investment:	$25,000

Purchase Price:	The Purchase Price of the Unit shall be set at $1.00.
Eligible Investors:	Accredited Investors and Qualified Institutional Investors only.

Use of Proceeds:	We expect to use the proceeds from the sale of the Units to fund internal growth and working capital needs.

Warrants:	The Warrants shall be exercisable at $2.00 per share. The Warrants shall expire three (3) years from the date of issuance.

Protection Against Dilution:	The Warrant Number is subject to adjustment from time to time upon the occurrence of the following events

(1)Adjustment for change in capital stock;

(2)If the Company pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

(3)subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares;

(4)combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares;

(5)makes a distribution on its Common Stock in shares of capital stock other than Common Stock; or

(6)issues by reclassification of its Common Stock any shares of its capital stock.

Then the Warrant number in effect immediately prior to such action shall be proportionately adjusted so that the holder may receive the aggregate number and kind of shares of capital stock of the Company or other capital stock which such holder would have owned immediately following such action.

Registration:	The Company will grant to the Investor piggyback registration rights for the Common Stock issued in the Offering and for the Common Stock underlying the Warrants.

Right of First Offer:
The Investor shall have a right of first offer to purchase a proportionate amount of any equity or equity linked secuirities issued in a private placement within 12 months of the closing date.  Such right of first offer shall include customary exceptions including issuances involving strategic partnerships, acquisitions, public secndary offerings, employee and director stock option issuances, issuances to non-affiliates for non-cash transactions and similar issuances.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

Offering:   Shares of Common Stock and Warrants to purchase Common Stock as a Unit
September 25, 2009

This confidential private placement memorandum together with the attached appendices (the “Memorandum”) is being furnished by Next 1 Interactive, Inc. (“Next 1” or the “Company”) solely for use by prospective investors in connection with their consideration of a purchase of a Minimum of $250,000 and a Maximum $1,500,000 of Units.  Each Unit is comprised of one (1) share of Common Stock  and one (1) Warrant.

Jurisdictional Notices

NASAA Uniform Legend

In making an investment decision investors must rely on their own examination of us and the terms of the offering, including the merits and risks involved. The securities have not been recommended by any federal or state securities commission or regulatory authority.  Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document.  Any representation to the contrary is a criminal offense. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act, and the applicable state securities laws, pursuant to registration or exemption.  Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.

THE SECURITIES OFFERED FOR PURCHASE HEREUNDER INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD A COMPLETE LOSS OF HIS, HER OR ITS INVESTMENT.  INVESTORS SHOULD CONSIDER THE INFORMATION UNDER “RISK FACTORS” AND ELSEWHERE IN THIS MEMORANDUM IN DECIDING WHETHER TO PURCHASE THE SHARES OF COMMON STOCK OFFERED HEREBY.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

THIS MEMORANDUM AND THE OTHER MATERIALS PERTAINING TO THIS OFFERING HAVE NEITHER BEEN FILED WITH, NOR REVIEWED BY, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAVE SUCH MATERIALS BEEN REVIEWED BY THE SECURITIES AUTHORITIES OF ANY STATE.  FURTHERMORE, THE COMMON STOCK HAS NOT BEEN RECOMMENDED BY ANY OF THE FOREGOING AUTHORITIES.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL TO, OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES FROM, ANY PERSON OTHER THAN THE PERSON TO WHOM THIS MEMORANDUM WAS DELIVERED BY OR ON OUR BEHALF.  THIS MEMORANDUM IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED.  WE RESERVE THE RIGHT TO WITHDRAW THIS OFFERING AT ANY TIME.

THE SHARES OF COMMON STOCK OFFERED HEREBY MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED BY THE PURCHASER IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, WHICH OPINION OF COUNSEL MUST BE ACCEPTABLE TO THE COMPANY, TO THE EFFECT THAT REGISTRATION AND QUALIFICATION IS NOT REQUIRED (SEE “RESTRICTIONS ON TRANSFER OF SECURITIES”).  AS A RESULT, IN DETERMINING WHETHER TO INVEST IN THE COMMON STOCK, AN INVESTOR SHOULD CONSIDER, AMONG OTHER FACTORS, WHETHER HE, SHE OR IT IS WILLING TO HOLD THE SECURITIES FOR AN INDEFINITE PERIOD OF TIME.

THE SHARES OF COMMON STOCK ARE OFFERED BY Next 1, SUBJECT TO PRIOR SALE, ALLOTMENT, ACCEPTANCE, WITHDRAWAL, CANCELLATION OR MODIFICATION OF THE OFFER.  ANY MODIFICATION TO THE OFFERING WILL BE MADE BY MEANS OF AN AMENDMENT TO THIS MEMORANDUM.  Next 1 RESERVES THE RIGHT TO WITHDRAW OR CANCEL THE OFFER WITHOUT NOTICE, AND TO REJECT ANY ORDERS, IN WHOLE OR IN PART, FOR THE PURCHASE OF ANY OF THE SHARES OF COMMON STOCK.

NOTICE TO RESIDENTS OF ALL STATES:

THIS MEMORANDUM WILL NOT BE DISTRIBUTED TO, NOR WILL AN OFFER, SOLICITATION OR SALE BE MADE TO, ANY PERSON UNLESS THE COMPANY HAS REASONABLE GROUNDS TO BELIEVE, AND DOES BELIEVE, IMMEDIATELY PRIOR TO MAKING THE OFFER, SOLICITATION OR SALE, THAT SUCH PERSON EITHER ALONE OR TOGETHER WITH ONE OR MORE OF THEIR PROFESSIONAL ADVISORS (IF ANY) HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT SUCH PERSON IS CAPABLE OF EVALUATING THE RISKS AND MERITS OF PURCHASING OUR COMMON STOCK, AND THAT SUCH PERSON IS ABLE TO BEAR THE ENTIRE ECONOMIC RISK OF THAT INVESTMENT.  THE COMMON STOCK OFFERED HEREBY MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED BY THE PURCHASER IN THE ABSENCE OF QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, WHICH OPINION OF COUNSEL MUST BE ACCEPTABLE TO THE COMPANY, TO THE EFFECT THAT SUCH QUALIFICATION IS NOT REQUIRED (SEE “RESTRICTIONS ON TRANSFER OF SECURITIES”).  IN DETERMINING WHETHER TO INVEST IN THE SHARES OF COMMON STOCK, AN INVESTOR SHOULD CONSIDER AMONG OTHER FACTORS, WHETHER HE, SHE OR IT IS WILLING TO HOLD THE COMMON STOCK FOR AN INDEFINITE PERIOD OF TIME.

FOR CALIFORNIA RESIDENTS:

THE SALE OF THE UNITS AND THE UNDERLYING COMMON STOCK, WARRANTS AND SECURITIES OFFERED HEREBY HAVE NOT BEEN QUALIFIED WITH THE CALIFORNIA COMMISSIONER OF CORPORATIONS, AND THE ISSUANCE OF SUCH SECURITIES OR PAYMENT OR RECEIPT OF ANY CONSIDERATION THEREOF IS UNLAWFUL UNLESS AN EXEMPTION FROM QUALIFICATION IS PERFECTED.

FOR ILLINOIS RESIDENTS:

THE UNITS AND THE UNDERLYING COMMON STOCK, WARRANTS AND SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER SECTION 5 OF THE ILLINOIS SECURITY ACT.  THEY MAY NOT BE RESOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

FOR NEW YORK RESIDENTS:

THIS OFFERING MEMORANDUM HAS NOT BEEN REVIEWED BY THE ATTORNEY GENERAL PRIOR TO ITS ISSUANCE AND USE.  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FOR TEXAS RESIDENTS:

THE UNITS AND THE UNDERLYING COMMON STOCK, WARRANTS AND SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER APPLICABLE SECURITIES LAWS OF TEXAS, AND, THEREFORE, CANNOT BE RESOLD OR TRANSFERRED UNLESS THEY ARE SUBSEQUENTLY REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION EXISTS

FOR FLORIDA RESIDENTS:

PURSUANT TO THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT, WHEN SALES ARE MADE TO FIVE OR MORE PERSONS IN THE STATE OF FLORIDA, EACH PERSON WHO ACCEPTS THIS OFFER TO PURCHASE SECURITIES HAS THE RIGHT TO VOID HIS ACCEPTANCE WITHOUT INCURRING ANY LIABILITY TO THE SELLER OR ANY OTHER PERSON WITHIN THREE (3) DAYS AFTER THE DELIVERY OF HIS SUBSCRIPTION AGREEMENT AND THE PAYMENT OF THE PURCHASE PRICE, IN WHICH CASE ALL FUNDS SHALL BE REFUNDED WITHOUT INTEREST OR DEDUCTION.  TO ACCOMPLISH THIS WITHDRAWAL, IT IS SUFFICIENT TO SEND A LETTER OR TELEGRAM TO THE COMPANY AT THE ADDRESS SET FORTH IN THIS MEMORANDUM STATING HIS INTENT TO WITHDRAW.  THE LETTER OR TELEGRAM MUST BE POSTMARKED OR SENT PRIOR TO THE END OF THE AFOREMENTIONED THIRD BUSINESS DAY.  IF THE REQUEST IS MADE ORALLY, IN PERSON OR BY TELEPHONE TO AN OFFICER OF THE COMPANY, A WRITTEN CONFIRMATION THAT THE REQUEST HAS BEEN RECEIVED SHOULD BE REQUESTED AND OBTAINED.

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

Next 1 Interactive, Inc.

We are furnishing this Memorandum solely for use by prospective investors in connection with their consideration of a purchase of the Units.

We have prepared this Memorandum on the basis of data and information believed to be accurate and reliable, but we make no representation or warranty and none should be implied as to the accuracy or completeness of information contained in this Memorandum.  The recipient shall be entitled to rely solely on the representations and warranties made to it by the Company in any final purchase agreement or financing documents.

We are furnishing this Memorandum solely for the consideration of prospective investors pursuant to and in accordance with Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the purchase of the Units.

This Memorandum does not contain all of the information that would normally appear in a current prospectus for an offering registered under the Securities Act of 1933.  We will furnish additional information to interested offerees on request.  Upon the closing of this Offering, we will require purchasers of the Units to acknowledge that they have requested and received all information necessary to make an informed decision to purchase the Units.

We are subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These obligations include filing an annual report under cover of Form 10K, with audited financial statements, unaudited quarterly reports on Form 10-Q and the requisite proxy statements with regard to annual stockholder meetings. Any prospective investor may read and copy any materials the Company files with the Securities and Exchange Commission (the “SEC”) at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

No person has been authorized to make any representation or give any information with respect to the Company or the Units, except the information contained herein and additional information furnished by the Company on request.  This Memorandum presents information with respect to the Company as of the date hereof.  We do not intend to update or otherwise revise this Memorandum following its distribution, and recipients of this Memorandum should not expect us to do so.  Recipients will have to conduct an independent investigation and evaluation of the Company.

We are not providing any investment advice or recommendation with respect to any purchase of the Units.  Offerees are not to construe the contents of this Memorandum or any prior or subsequent communications from the Company, or any of its respective officers, directors, employees or representatives, as legal or tax advice or as information necessarily applicable to an offeree’s particular financial situation.  Each offeree must make his, her or its own decision about whether or not to invest and should consult his, her or its own financial advisor, legal counsel and accountant as to tax and related matters concerning a purchase of the Units.

Confidential and Proprietary Information.
Not to be copied or distributed without the prior written consent of Next 1 Interactive, Inc.

To the extent this Memorandum contains prospective financial information, the Company believes it to be reliable and based upon reasonable assumptions.  Projections are based on estimates that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control.  Such projections are inherently imprecise, and there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than those projected.  The projections were not prepared with a view toward complying with published guidelines of the United States Securities and Exchange Commission or any state securities commission, or the guidelines established by the American Institute of Certified Public Accountants regarding projections.  Furthermore, the projections were prepared by our management without the assistance of, or review by, independent accountants.  The inclusion of such projections should not be regarded as a representation by us that the projected results will be achieved.  Actual results will differ from the projections and these differences may be material and adverse.  We do not assume any responsibility for the accuracy or validity of prospective financial information.

Each recipient of this Memorandum agrees by accepting this Memorandum that the information contained herein and in all related and ancillary documents is not to be used for any purpose other than in connection with his, her, or its consideration of the invitation to further investigate an investment, that such information is of a confidential nature and that the recipient will treat it in a confidential manner, and that he, she or it will not, directly or indirectly, disclose or permit his, her or its affiliates or representatives to disclose any such information to any other person or reproduce this Memorandum, in whole or in part, without our prior written consent.  Each recipient of this Memorandum further agrees that this confidentiality obligation shall apply to any non-public information relating to the Company which is provided to such recipient subsequent to the delivery of this Memorandum.

*           *           *

Inquiries relating to the Units should be directed to the following individual:

William Kerby
Chief Executive Officer
Next 1 Interactive, Inc.
2400 N Commerce Parkway
Suite 105
Weston, FL 33326
(954) 888-9779

Prospective investors who do not wish to pursue a purchase of the Units are required to return this Memorandum (and all copies) at their earliest convenience, but no later than 15 days after their receipt of the Memorandum, to the Chief Executive Officer of the Company at the address set forth above.

AVAILABILITY OF ADDITIONAL INFORMATION

This Memorandum contains only limited information.  Other information about us is available at our executive offices.  Recipients of this Memorandum may have access to information with respect to the Company and its activities to the extent that we possess such information or can acquire it without unreasonable effort or expense.  Recipients of this Memorandum or their representatives may also, at any time (during normal business hours) prior to the sale of the Units, ask questions with respect to the terms and conditions of the Offering and request additional information necessary to verify the information contained in this Memorandum.  We will provide answers to such questions and provide such information to the extent such answers and information are possessed by us or can be obtained by us without unreasonable effort or expense.

SUITABILITY STANDARDS

The offer, sale and issuance of shares of Units are being made pursuant to an exemption from registration under the Securities Act and applicable state securities laws.  Accordingly, we are offering the Units to those persons subject to strict standards of suitability.

At the time of purchase, we will require each investor to make certain representations to us, including confirming their understanding of the nature of the risks of the investment and their agreement to abide by the restrictions on transfer described earlier in this Memorandum.

In addition, investors may have to satisfy additional standards imposed by the laws of such investor’s state or country of residence or domicile.  Investors considering an investment in the Units should carefully review this Memorandum to determine if such an investment is compatible with their own investment objectives.

IF WE ARE INCORRECT IN OUR ASSUMPTION AS TO THE SUITABILITY FOR A PARTICULAR INVESTOR, THEN THE DELIVERY OF THIS MEMORANDUM TO SUCH INVESTOR SHALL NOT BE DEEMED TO BE AN OFFER, AND THIS MEMORANDUM AND ITS ACCOMPANYING MATERIALS MUST BE RETURNED IMMEDIATELY TO US.

TABLE OF CONTENTS

Page

BUSINESS SUMMARY	8

SUMMARY OF TERMS	15

RISK FACTORS	17

USE OF PROCEEDS	24

MANAGEMENT	24

DESCRIPTION OF OUR CAPITAL STOCK	26

RELATED PARTY TRANSACTIONS	27

OTHER TRANSACTIONS	28

APPENDICES

Appendix A Subscription Agreement
Appendix B Form of Warrant
Appendix C Business Plan, dated August 14, 2009

BUSINESS SUMMARY

This summary is qualified by more detailed information appearing in our Business Plan attached as Appendix A, which contains a more detailed description of our business.

The Company

Next 1 purchased the key operating assets of Extraordinary Vacations Group, which was formed in June 2004 through the takeover of Cruise and Vacation Shoppes, a consortium of nearly 200 leisure-oriented travel agencies. In September 2006, the company acquired Maupintours Extraordinary Vacations (also known as Maupintour), an upscale tour operator specializing in luxury escorted and fully inclusive independent tours worldwide.

The Company also owns The Travel Magazine, a substantial library of travel-oriented television shows and other video.  Combining the email databases of these acquisitions, the Company has an opt-in email list of over two million travelers.

In January 2008, the Company recognized the changing landscape in the media and travel arenas and made the decision to redirect its efforts into a media based business that could exploit many of its key travel relationships. This change in direction would allow the Company the opportunity to move from the traditionally low margin travel business (four to six percent margins) to a much higher media advertising and referral model (fifty percent margins). In April 2008, the Company completed the takeover of Brands on Demand media business and went on to develop unique marketing tools for the travel industry. At the same time the Company began working with the principals of Loop Networks on new opportunities with VOD. This ultimately led to the purchase of both Loop and Home Preview Channel.

In June of 2008 the Company launched NextTrip.com, a travel-oriented Web site, with an emphasis on travel video, and in August 2008, launched NextTrip Radio, an Internet radio station that focuses on the travel industry.

On October 9, 2008, the Company completed a reverse merger with a public company, Maximus Exploration Corp., trading on the OTCBB exchange under the symbol MXEX.

MXEX Board of Directors resigned with the merger of Extraordinary Vacations USA and approved the name change to Next 1 Interactive, Inc.  Next 1’s Board became the new Board of Directors of the merged entity.  Next 1 amended the Articles of Incorporation to change the name of the Corporation and applied to NASDAQ to receive a new trading symbol, NXOI.

PRODUCTS & SERVICES

Next 1 is comprised of three distinct categories:

•	Linear 24/7 Interactive TV Network

•	Video On Demand channels for Travel

•	Video on Demand channels for Real Estate

Linear Television

Pursuant to the acquisition of the Home Preview Channel (the original Real Estate Channel) the Company secured permission from the cable operators (Comcast and Time Warner) to re-brand it as the Resort and Residence Channel (R&R). Next 1 concentrated on the Travel and Home arenas because advertising statistics consistently show that consumers are most passionate about their home(s) and their vacation(s). R&R plans to re-launch on both the traditional linear and VOD /IPTV networks in fall 2009.  The R&R cable television network is currently distributed into 1.6 million homes in Houston and Detroit by Comcast, the nation’s largest cable operator.  The new format changes will allow for significant expansion of the network starting with DirecTV, Verizon’s FIOS Network and AT&T. This expansion will put R&R into nearly 25 million households before years end. The launch of the new network will include the introduction of the Extraordinary Vacation Shopping program – a first of its kind for vacation shopping on a TV network. The Vacation Shopping show will be supported by the Company’s Web property www.nextrip.com and hyper targeted advertising campaigns

The Company’s greatest opportunity lies within the shift from traditional “linear” TV to Interactive TV (Video on Demand and/or fully Interactive TV). The VOD marketplace is the largest with Comcast, distributing VOD content for Real Estate to approximately 14 million of the 33 million VOD cable subscribers.

Video on Demand Expansion Model

Next 1 is looking to establish exclusivity in real estate VOD channels with Comcast and preferred positioning for travel content.  Additionally, the Company is expecting to be a “first mover” in the travel and real estate arenas with other VOD providers.  If successful, the Company could capture a national footprint in both the real estate and travel areas for VOD and IPTV, drawing comparisons to the uniqueness of The Weather Channel.

Video-on-demand is steadily increasing in popularity and will occupy well over a third of Americans' TV-viewing time by 2012, according to research done by information solutions company Pike & Fischer. The report examines the shift in TV viewing from scheduled broadcasts to shows that can be viewed at any time. The firm says that as viewers' preferences change over the next several years, advertisers' focus will change as well.

According to Pike & Fischer, the majority of US households will watch some form of video-on-demand through cable, satellite, or fiber-optic lines within the next five years. But Americans won't be adding video-on-demand shows on top of their regular TV viewing—the firm predicts that the average monthly time spent watching television will remain relatively stable. Instead, the proportion of time spent watching video-on-demand shows will grow, from 8.5 percent in 2007 to 38 percent in 2012. "That translates into nearly two hours of VOD viewing per day," writes the firm.

A report published in August by The Diffusion Group appears to support Pike & Fischer's data. It stated that although only about 12 percent of people who rent movies regularly reported using video-on-demand services, non-traditional rental services (such as video-on-demand) were growing in popularity. Download services like iTunes, Unbox, or Xbox Live Video, on the other hand, have only made a "negligible impact" on rental behavior thus far.

But what does this mean for advertisers, who will no longer be able to bank on certain demographics watching shows on specific days and times? The shift from live broadcast to time-shifted television viewing has scared some advertisers in recent years, not only because time-specific ads lose their relevancy (that sale on Saturday isn't so important when it happened last Saturday), but because of many viewers' fondness for skipping ads. But Pike & Fischer's director of Broadband Advisory Services, Scott Sleek, says that this shouldn't be the case. "Video on demand will enable more targeted advertising, based on user profiles and viewing habits—the same way sites like Amazon.com operate today," Sleek said in a statement. "That will make television an appealing marketing platform for advertisers."

The Resort and Residence  Channel provides the Company with a path to enter both the linear TV and VOD market place and to capitalize on the advertising, while earning commission overrides and fees on both home sales and travel bookings.

Real Estate VOD – HomesTVonDemand

The Real Estate VOD solution is a “game changing” model.  Next 1’s VOD solution will allow the consumer to select “on demand” from over eight million listings.   Furthermore, many of the listings will have high quality video home tours created by the company’s proprietary technology that creates video from still images and sound and music.  This is all available through a controlled and regulated TV environment that is free from viruses, bandwidth issues and spam.

Next 1’s VOD solution for real estate has been in development with Comcast for nearly a year and is expected to be ready for market test by the fourth quarter of 2009.  The solution allows customers to view all real estate listings, obtain additional information and request an agent to provide information using their remote control.  When a request for agent assistance is placed by the viewer Next 1 is entitled to earn up to 35% of any commission sale as a referral fee from the selling agent. As the VOD marketplace develops, the Company plans to use its linear TV channels to cross promote both its real estate and travel web sites, as well as its VOD/FOD solutions. The VOD marketplace for Comcast is currently in 15 million households and is planned to reach all 33 million households by the end of 2010.

Brian Roberts CEO of Comcast commented on the state of technology and what Comcast’s near-term plans are using a growing digital spectrum

“We want consumers to connect to Comcast for their digital needs…to do what you want, when you want.  Out of a total digital spectrum will come what we call “Project Infinity,” which is unlimited on-demand stated Brian Roberts.

Leaders in this arena will move quickly to control key market segments that address both consumers’ and advertisers’ needs to provide and receive relevant content in an “on demand” world.  Next 1 is well positioned to capitalize on its two vertical centers of expertise- Real Estate and Travel in this new video marketplace.

Travel VOD – Extraordinary Vacations on Demand

Additionally, the Company has been developing a new VOD and Free on Demand (FOD) solutions for travel.  Next 1 believes that VOD is a unique opportunity to participate in a “game changing solution” and capture a significant new market segment.

Key new interactive solutions for the network will include specialty programming such as the deployment of its Extraordinary Vacations Shopping Mall – a “video centric, response driven, T-commerce travel platform”. This vacation shopping solution is a first of its kind and is being deployed in conjunction with a significant expansion of the Resort and Residence TV network.

The Company’s model for the vacation shopping business includes revenue from the sale of production, air time, proprietary applications, affinity networks and lead generation directed to the travel supplier, in exchange for a referral fee. This model allows for aggressive revenue expansion without the need for significant additional employees or outsourcing of a large call center.

Just like the Weather Channel became the singularly trusted source for weather, Next 1 believes a similar opportunity exists for both real estate and travel as consumers begin to shift towards access interactive solutions being provided by VOD/FOD.

Next 1 will offer these media platforms and it will expand its television awareness by launching into new marketplaces; the Company’s Cable and Satellite TV Channel audiences will expand from its current 1.6 million homes to over 35 million homes as it introduces the new Resort and Residence Channel.  The company will also use this distribution to drive consumers to its mobile and web properties as well as taking advantage of the commerce afforded through the interactive capabilities of the network.

Resort and Residence:

Next 1 acquired the Home Preview Channel (HPC) in the fall of 2008. HPC was the original real estate channel on TV first airing in 1997. While the model was ingenious for its time, the current trend is shifting toward  a time-shifting interactive “on demand” environment highlighted the need to enhance the format and re-branded it as the Resort and Residence Channel (R&R).

The Company’s “Resort and Residence Channel” branding gives it the ability to expand the platform beyond real estate and include travel and lifestyle components. This broadens the focus of the network on two key areas consumers are passionate about – their home and their vacation. One of the first key changes in format includes the introduction of the Extraordinary Vacation Shopping Solution.

The new format changes and introduction of interactive TV solutions will allow for significant expansion of the network starting in October of this year. This expansion will put R&R into over thirty five million households with significant expansion opportunities.  In addition to growth around its current business model of TV, R&R provides the basis for Next 1 to enter the travel and real estate vertical marketplace and secure multiple levels of revenue from traditional and interactive advertising and lead generating and sales commissions.

With the ever-increasing penetration of broadband (high speed internet) in U.S. homes, PDAs, phones, iPods, and with the expansion of other digital platforms, consumers are now in control of where, when, and how they access content and information in all of its forms.  Advertisers are at the early stages of figuring out how they should best operate in this new non-linear environment and the traditional linear Cable TV platform, which holds both new challenges and new opportunities for advertising agencies, the brands they represent, and the publishers who strive to deliver audiences for their advertising.

The term interactive media best reflects the critical changes that have occurred in the past years.  As a result, a traditional linear medium that is targeted, such as cable, radio and print (which have historically been broadly distributed to audiences, in mass, through the one-way broadcast model) are not scrambling as the major shift to interactive, on-demand media accelerates audience fragmentation.

Specifically, video programming and targeted magazine content available for consumption has been surpassed by user demand, opening up a huge window of opportunity for the Company which has content assets, multiple platforms and proprietary technology.

Since consumers now have thousands of entertainment choices, large marketing budgets must now be spent both on linear and non-linear, targeted platforms including on-demand video and interactive TV, that attract consumers who can become the brand ambassadors of today’s sharing-oriented media landscape. Both, non-linear and linear marketing is the Company’s area of expertise in two of the largest passion categories - travel and real estate.

The Internet Marketplace:

Internet ad revenues grew 26 percent in 2007 versus 2006, to now represent approximately ten percent of all advertising spending in the U.S. across all media, up from nearly zero, ten years ago.

The rich media interactive marketplace is on a phenomenal growth curve. Online video ad revenues were reported at just over $371 million in 2007, and spending hit $1.3 billion in 2008, up from zero just a few years ago; in 2010, online video ad spending will still comprise under four percent of all Internet advertising, which is projected to reach $36.2 billion in 2010.  The out-year growth potential is staggering, as more and more advertisers embrace video, because technology now allows it on the Internet.

Next 1 positioned itself in this marketplace in April 2008 through the purchase of “Brands on Demand.”  Through this purchase the Company was able to develop several new media solutions and relationships to offer to its advertisers. Solutions, all customized to the right audience, include:

•	A hybrid web property that is both a niche portal and social network
•	Customized micro sites built for clients called Showcases
•	Social networking tools within the site as well as “brand/fan page development for clients on My Space, FaceBook, Twitter and other dynamic communities that can opt in repeatedly for targeted offers.
•	Customized applications for both the web and mobile platforms.
•	Video advertising to hyper targeted audiences - empowered with pre-roll, overlay, post roll, pop under messaging
•	E-commerce, M-commerce and T-commerce applications

By designing targeted solutions for real estate and travel audiences utilizing its TV, web and Mobile platforms along with its content, licenses and expertise the company is positioned to dramatically accelerate revenues.  Given the Company’s legacy travel assets, the travel sector was the focus of the first such effort.

 i) NextTrip Connections was launched in the fall and in spite of a difficult market environment the company has signed 6 customers and has several pending the launch of R&R network...  This white label solution is a “turn-key” travel section will link to the host website with their branding and design colors, but will actually be hosted and maintained by Next 1.

 The Company expects that many affinity sites (Cruise Shoppe Agencies) will accept the NextTrip Connections affiliate program as it is a no cost solution and further allows the affinity member to participate in all advertising and Travel commission revenues generated from their viewers. Content and services which may be provided to Affiliated sites include an ad-neutral (editorial only) “best of the best” services directory highlighting other travel sites (“Expert Directory” and “Search”), the Company video player, a “Travel Deals” section, a travel “tip of the day”, access to Next Trip Radio, community features (“Community Share”), a complete booking engine (“Dynamic Booking”), and custom travel planning (“Concierge Services”).  While NextTrip.com will have a more robust set of content and services, the white label Affiliates will be able to offer their users a one-stop shop for all things related to travel.

The Offering

We will receive proceeds from the sale of the Units to fund operations as detailed in the Business Plan.  Jessup & Lamont Securities Corporation will serve as Next 1’s placement agent on a “best efforts” basis.

Competition

Competition for media advertising comes from many established travel sites and certain aspiring travel networks.  Sites like travel.com, travelchannel.com, expedia.com and many others still run on Web 1.0 technologies, and seem narrowly-focused on their own core functionality, such as fare searches and ticket sales.  Additionally, these sites do not offer the comprehensive solutions Next 1 has put together, including the launch of the Extraordinary Vacations Shopping Mall on the companies’ TV network.

Other travel and Home focused ad networks exist, including sub offerings of Adify, Adconion and Fox Media; in the Internet’s world of co-opetition, Next 1 has already worked with these and other ad networks to leverage higher cpms for its ad inventory.

Competitive Advantage

The Company’s history, management team, proprietary technology and relationships afford it key competitive advantages in the rich media ad sales marketplace.

▪       Next 1 controls its own digital network and will have access into 35 million households on traditional linear TV. This massive distribution will enhance all other media platforms and services controlled by the company

▪       Next 1 owns proprietary technology allowing it to introduce game changing solutions for interactive TV and Video on Demand solutions

▪       Next 1 is an early mover in the VOD arena through relationships and ownership of proprietary technology. This will allow for operation of a new real estate model for the emerging VOD network.

▪       Next 1 owns and/or controls nearly 3,000 hours of video content representing over 400 travel, cruise and golf destinations around the world.

▪       Next 1 is positioned to generate over millions of video views by utilizing its network to drive consumers to its web properties and through distribution of video assets with partnering publishers.

▪       Next 1’s long-standing relationships with major travel industry suppliers and advertisers position it to be a first mover with its Extraordinary Vacations Shopping Mall for linear TV, Travel VOD and NextTrip website.

▪       Next 1 is a first mover in new VOD real estate and travel solutions. These will be enhanced with the use of rich media, video, web radio, interactive TV, and both T and E-commerce solutions.

▪       Next 1’s unique digital media platforms with travel and home verticals provide a valuable proposition for publishers, advertisers and consumers.

▪       Next 1 is a first mover bringing together rich media, video, Web radio, interactive TV, showcases, search and ecommerce solutions and has combined these characteristics a unique digital media platforms to offer an increased value proposition to consumers, publishers and advertisers.

SUMMARY OF TERMS

UNITS

This term sheet summarizes the principal terms and conditions of the Units that Next 1 is offering to sell in connection with this Offering.

Issuer:	Next 1 Interactive, Inc. (NXOI.BB)

Offering:	Offering of Units comprised of shares of common stock, par value $.0001 per share (“Common Stock”) and warrant (“Warrants”) to purchase common stock.

Type of Security:	Each Unit is comprised of one (1) share of Common Stock and one half one (1) Warrant.

Amount:	Minimum $250,000 – Maximum $1,500,000

Minimum Investment:	$25,000

Purchase Price:	The Purchase Price of the Unit shall $1.00

Eligible Investors:	Accredited Investors and Qualified Institutional Investors only.

Use of Proceeds:	We expect to use the proceeds from the sale of the Units to fund internal growth and working capital needs.

Warrants:	The Warrants shall be exercisable at $2.00 per share. The Warrants shall expire three (3) years from the date of issuance.

Protection Against Dilution:	The Warrant Number is subject to adjustment from time to time upon the occurrence of the following events

(1)Adjustment for change in capital stock;

(2)If the Company pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

(3)subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares;

(4)combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares;

(5)makes a distribution on its Common Stock in shares of capital stock other than Common Stock; or

(6)issues by reclassification of its Common Stock any shares of its capital stock.

Then the Warrant number in effect immediately prior to such action shall be proportionately adjusted so that the holder may receive the aggregate number and kind of shares of capital stock of the Company or other capital stock which such holder would have owned immediately following such action.

Registration:	The Company will grant to the Investor piggyback registration rights for the Common Stock issued in the Offering and for the Common Stock underlying the Warrants.

Right of First Offer:
The Investor shall have a right of first offer to purchase a proportionate amount of any equity or equity linked secuirities issued in a private placement within 12 months of the closing date.  Such right of first offer shall include customary excepitons including issuances involving strategic partnerships, acquisitions, public secndary offerings, employee and director stock option issuances, issuances to non-affiliates for non-cash transactions and similar issuances.

RISK FACTORS

Our business is subject to a variety of risks and special considerations.  As a result, prospective investors should carefully consider the risks described below and the other information in this Memorandum before deciding to invest in the Units.

This Memorandum also contains certain forward-looking statements that involve risks and uncertainties.  These statements relate to our future plans, objectives, expectations and intentions.  These statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans” and other, similar expressions.  Our actual results may differ materially from those discussed in these statements.  Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Memorandum.

Risks Associated with our Company and our Industry

We have a limited operating history and we anticipate that we will have operating losses in the foreseeable future.

We cannot assure you that we will ever achieve profitable operations or generate significant revenues.  Our future operating results depend on many factors, including demand for our products, the level of competition, and the ability of our officers to manage our business and growth.  As a result of our limited operating history and the emerging nature of the market in which we will compete, we anticipate that we will have operating losses until such time as we can develop a substantial and stable revenue base.

Because of losses incurred by us to date and our general financial condition, we received a going concern qualification in the audit report from our Independent Registered Public Accounting Firm for the most recent fiscal year that raises substantial doubt about our ability to continue to operate as a going concern.

At February 28, 2009, we had $18,801 cash on hand. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements included in this Annual Report, the Company had an accumulated deficit of $6,081,214 and a working capital deficit of $1,582,950 at February 28, 2009, net losses for the year ended February 28, 2009 of $1,843,567 and cash used in operations during the year ended February 28, 2009 of $1,705,759. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We will need additional capital which may not be available on commercially acceptable terms, if at all.

We have very limited financial resources.  We currently have a monthly cash requirement of approximately $350,000, exclusive of capital expenditures. We will need to raise substantial additional capital to continue the national launch of Home and Away Channel (the Network) beyond the third quarter of 2009 and provide substantial working capital for the development of national advertising relationships, increases in operating costs resulting from additional staff and office space until such time as we begin to generate revenues sufficient to fund ongoing operations.  We believe that in the aggregate, we will need as much as approximately $10 million to $15 million to complete the launch of the Network, repay debt obligations, provide capital expenditures for additional equipment, payment obligations under charter affiliation agreements, office space and systems for managing the business, and cover other operating costs until advertising and e-commerce revenues begin to offset our operating costs.   Our failure to obtain additional capital to finance our working capital needs on acceptable terms, or at all, will negatively impact our business, financial condition and liquidity.  In addition, as of February 28, 2009 we had $1.1 million of principal debt outstanding that will become due at various dates in the near future.  We currently do not have the resources to satisfy these obligations, and our inability to do so could have a material adverse effect on our business and ability to continue as a going concern.

If we continue to experience liquidity issues and are unable to generate revenue, we may be unable to repay our outstanding debt when due and may be forced to seek protection under the federal bankruptcy laws.

We have experienced liquidity issues since our inception due to, among other reasons, our limited ability to raise adequate capital on acceptable terms.  We have historically relied upon the issuance of promissory notes that are convertible into shares of our common stock to fund our operations and currently anticipate that we will need to continue to issue promissory notes to fund our operations and repay our outstanding debt for the foreseeable future.  At February 28, 2009, we had $2.6 million of debt outstanding, including $0.9 million of promissory notes outstanding.    If we are unable to issue additional promissory notes or secure other forms of financing, we will have to evaluate alternative actions to reduce our operating expenses and conserve cash.

Moreover, as a result of our liquidity issues, we have experienced delays in the repayment of promissory notes upon maturity and the payment of trade receivables to vendors and others when due.  Our failure to pay vendors and others may continue to result in litigation, as well as interest and late charges, which will increase our cost of operations.  If in the future, holders of promissory notes demand repayment of principal and accrued interest instead of electing to convert to common stock and we are unable to repay our debt when due or resolve issues with existing promissory note holders, we may be forced to refinance these notes on terms less favorable to us than the existing notes.

Our business revenue generation model is unproven and could fail.

Our revenue model is new and evolving, and we cannot be certain that it will be successful.  The potential profitability of this business model is unproven and there can be no assurance that we can achieve profitable operations.  Our ability to generate revenues depends, among other things, on our ability to launch our television network and sign recording artists.  Accordingly, we cannot assure you that our business model will be successful or that we can sustain revenue growth, or achieve or sustain profitability.

Our success is dependent upon our senior management team and our ability to hire and retain qualified employees.

We believe that our success is substantially dependent upon: (1) our ability to retain and motivate our senior management team and other key employees; and (2) our ability to identify, attract, hire, train, retain and motivate other qualified personnel.  The development of our business and operations is dependent upon the efforts and talents of our executive officers, whose extensive experience and contacts within the industries in which we wish to compete are a critical component of our business strategy.  We cannot assure you that we will be successful in retaining the services of any of the members of our senior management team or other key personnel, or in hiring qualified technical, managerial, marketing and administrative personnel.  We do not have "key person" life insurance policies on any of our key personnel, so in the event of a tragic incident we would find ourselves in a very precarious position without the financial ability or management skill to overcome it.  If we do not succeed in retaining our employees and in attracting new employees, our business could suffer significantly.

We may be unable to implement our business and growth strategy.

Our growth strategy and ability to generate revenues and profits is dependent upon our ability to:  (1) develop and provide new services and products; (2) establish and maintain sales and distribution channels, including the launch of our television network; (3) develop new business opportunities; (4) maintain our existing clients and develop the organization and systems to support these clients; (5) establish financial and management systems; (6) attract, retain and hire highly skilled management and consultants; (7) obtain adequate financing on acceptable terms to fund our growth strategy; (8) develop and expand our client and customer bases; and (9) negotiate agreements on terms that will permit us to generate adequate profit margins.  Our failure with respect to any or all of these factors could impair our ability to successfully implement our growth strategy, which could have a material adverse effect on our results of operations and financial condition.

We intend to launch new products in a volatile market and we may be unsuccessful.

We intend to launch new products, which include a television network featuring a vacation shopping program and VOD for real estate and travel related products.  The travel market and the television industry are volatile marketplaces and we may not be able to successfully penetrate and develop either sector.  We cannot assure you that we will be able to maintain the airwave space necessary to carry and successfully launch a new television network.  We will be successful only if consumers establish a loyalty to our network and purchase the products and services advertised on the network.  We will have no control over consumer reaction to our network or product offerings.  If we are not successful in building a strong and loyal consumer following, we may not be able to generate sufficient sales to achieve profitability.

We do not have the ability to control the volatility of sales.

Our business is dependent on selling our products in a volatile consumer-oriented marketplace.  The retail consumer industry, by its nature, is very volatile and sensitive to numerous economic factors, including competition, market conditions and general economic conditions.  None of these conditions are within our control.  There can be no assurance that we will have stable or growing sales of our record company products and advertising space on our television network, and maintain profitability in the volatile consumer marketplace.

We may not be able to purchase and/or license assets that are critical to our business.

We intend to purchase and/or license archived video and travel collection libraries to fulfill the programming needs of the Network.  The acquisition or licensure of these assets is critical to accomplishing our business plan.  We cannot assure you that we will be successful in obtaining these assets or that if we do acquire them, that we will be able to do so at a reasonable cost.  Our failure to purchase and/or license these libraries at a reasonable cost would have a material adverse effect on our business, results of operations and financial condition.

We enter into charter affiliation agreements with companies that will broadcast Home and Away Channel. If we do not maintain good working relationships with these companies, or perform as required under these agreements, it could adversely affect our business.

The charter affiliation agreements establish complex relationships between these companies and us. We intend to spend a significant amount of time and effort to maintain our relationships with these companies and address the issues that from time to time may arise from these complex relationships.  These companies could decide not to renew their agreements at the end of their respective terms. Additionally, if we do not perform as required under these agreements or if we breach these agreements, these companies could seek to terminate their agreements prior to the end of their respective terms or seek damages from us. Loss of these existing charter affiliation agreements, would adversely affect our ability to launch the Network as well as our ability to implement our business plan.

Additionally, the companies that we have charter affiliation agreements are subject to FCC jurisdiction under the Communications Act of 1934, as amended.  FCC rules, among other things, govern the term, renewal and transfer of radio and television broadcasting licenses and limit concentrations of broadcasting control inconsistent with the public interest.  If these companies do not maintain their radio and television broadcasting licenses, our business could be substantially harmed.

Our failure to develop advertising revenues could adversely impact our business.

We intend to generate a significant portion of our revenue from our television network, Home and Away Channel, through sales of advertising time.  We may not be able to obtain long-term commitments from advertisers due to the start-up nature of our business.  Advertisers generally may cancel, reduce or postpone orders without penalty.  Cancellations, reductions or delays in purchases of advertising could occur as a result of a strike, or a general economic downturn in one or more industries or in one or more geographic areas.  If we are unable to generate significant revenue from advertising, it will have a material adverse effect on our business, financial condition and results of operations.

We may not be able to maintain our client relationships that we have developed.

Our clients are, and will be, comprised primarily of travel agencies, cruise lines, real estate agents and  brokers, and national advertisers.  This clientele is fragmented and requires a great deal of servicing to maintain strong relationships.  Our ability to maintain client loyalty will be dependent upon our ability to successfully market and distribute their products.  We cannot assure you that we will be successful in maintaining relationships with our artists.  Our inability to maintain these relationships could have a material adverse effect on our business, results of operations and financial condition.

We may encounter intense competition from substantially larger and better financed companies.

Our success will depend upon our ability to penetrate the consumer market for media oriented products and establish a television network with sufficient ratings to cover the costs associated with operating the network and provide a return to our investors.  Our television network and travel company will compete with more established entities with greater financial resources, longer operating histories and more recognition in the market place than we do.  It is also possible that previously unidentified competitors may enter the market place and decrease our chance of acquiring the requisite market share.  Our future success will depend upon our ability to penetrate the market quickly and efficiently.  Our ability to respond to competitive product offerings and the evolving demands of the marketplace will play a key role in our success.  Our failure to develop, maintain and continually improve our distribution process could prevent us from attaining sufficient market share.  If we are unable to respond and compete in these markets, it will have a material adverse effect on our business, results of operations and financial condition.

We may not be able to adequately manage future growth.

If we are successful in developing our business plan, the anticipated future growth of the business could place a significant strain on our managerial, operational and financial resources. We cannot assure you that management would effectively manage significant growth in our business.  If we are successful in executing our business plan and achieve our anticipated growth, such success will place significant demands on our management, as well as on our administrative, operational and financial resources.  For us to manage our growth and satisfy the greater financial, disclosure and internal control requirements that arise with exiting the development stage and becoming fully operational, we must:

·	upgrade our operational, financial, accounting and management information systems, which would include the purchase of new accounting and human resources software;

·	identify and hire an adequate number of operating, accounting and administrative personnel and other qualified employees;

·	manage new employees and integrate them into our culture;

·	incorporate effectively the components of any businesses or assets that we may acquire in our effort to achieve or support growth;

·	closely monitor the actions of our music company distributors and broadcast entities which air The Tube and manage the contractual relationships we have with them; and

·
develop and improve financial and disclosure processes to satisfy the reporting requirements of the SEC, including Section 404 of the Sarbanes-Oxley Act of 2002, and the National Association of Securities Dealers, Inc.

The failure to adequately manage any growth would adversely affect our business operations and financial results.

Mr. Kerby owns approximately 71% of our voting securities which gives him control of our Company.

Mr. Kerby also owns 2,610,951 shares of common stock and 504,762 shares of Series A Preferred Stock each having the voting equivalency of 100 votes per Series A preferred Stock.  This  gives him voting rights equivalent to 53,087,251 shares of common stock, representing approximately 71%of the total votes.  Such control by Mr. Kerby of our voting securities gives him control of our electing our directors and appointing management and can delay or prevent possible mergers or deals and suppress the market value of our common stock.

We may be unable to adequately react to market changes.

Our success is partially dependent upon our ability to develop our market and change our business model as may be necessary to react to changing market conditions.  Our ability to modify or change our business model to fit the needs of a changing market place is critical to our success, and our inability to do so could have a material adverse effect on our business, liquidity and financial condition.

There are potential conflicts of interests and agreements that are not subject to arm’s length negotiations.

There may be conflicts of interest between our management and our non-management stockholders.

Conflicts of interest create the risk that management may have an incentive to act adversely to the interests of other investors. A conflict of interest may arise between our management’s personal pecuniary interest and its fiduciary duty to our stockholders. Further, our management’s own pecuniary interest may at some point compromise its fiduciary duty to our stockholders. In addition, our officers and directors are currently involved with other blank check companies and conflicts in the pursuit of business combinations with such other blank check companies with which they and other members of our management are, and may be the future be, affiliated with may arise. If we and the other blank check companies that our officers and directors are affiliated with desire to take advantage of the same opportunity, then those officers and directors that are affiliated with both companies would abstain from voting upon the opportunity. In the event of identical officers and directors, the officers and directors will arbitrarily determine the Registrant that will be entitled to proceed with the proposed transaction.

Risks Associated with this Offering and Our Shares of Common Stock

We have broad discretion in determining how to use the proceeds from this Offering and we cannot assure you that we will be successful in spending the proceeds in ways which increase our profitability or market value, or otherwise yield favorable returns.

We plan to utilize net proceeds of this Offering in the manner described in this Memorandum under “Use of Proceeds.” Nevertheless, we will have broad discretion in determining specific expenditures.  You will be entrusting your funds to our management, upon whose judgment you must depend, with limited information concerning the purposes to which the funds will ultimately be applied. We may not be successful in spending the proceeds of this Offering, whether in our existing operations or as part of our expansion plans, in ways which increase our profitability or market value, or otherwise yield favorable returns.

Our shares of Common Stock are very thinly traded, and the price may not reflect our value and there can be no assurance that there will be an active market for our shares of Common Stock either now or in the future.

Our shares of Common Stock are very thinly traded, and the price if traded may not reflect our value. There can be no assurance that there will be an active market for our shares of Common Stock either now or in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans.

The shares of Common Stock and the shares of Common Stock underlying the Warrants included in the Units sold in this offering are “restricted securities” and may not be resold unless they are registered under the securities act or unless an exemption from registration is available.

The shares of Common Stock and the Warrants included in the Units sold in this Offering are “restricted securities” and may not be resold unless they are registered under the Securities Act or unless an exemption from registration is available. The shares of Common Stock and the shares of common stock to be issued upon the exercise of Warrants will be “restricted securities” as such term is defined in Rule 144 under the Securities Act.  Accordingly, they may not be resold unless they are registered under the Securities Act and applicable state securities laws or unless exemptions from such registration requirements are available.  Any such exemption must be established to our satisfaction, and we are not obligated to supply shareholders with information necessary to make exempt sales.  Under the terms of this Offering, Investors are granted registration rights and we have agreed to file a registration statement to register our shares of Common Stock and the shares of Common Stock underlying the Warrants simultaneously with the closing of this Offering.  However, even if a registration statement is filed with the SEC, there is no guarantee that the SEC will permit such registration to become effective.  Investors must be prepared to bear the economic risk of investment for an indefinite period of time.   See “Transfer of Securities.”

The offering price bears no relationship to our assets, net worth, book value per share or net income or loss, as applicable

The Offering price of the Units, the price per share of the shares of Common Stock and the exercise price for the Warrants included in this Offering are not based on any objective criteria. The offering price of the Units, the price per share of the shares of Common Stock and the exercise price of the Warrants were determined by negotiations between us and the Placement Agent, and were not based on any objective criteria of value and bear no relationship to our assets, net worth, book value per share or net income or loss, as applicable.

There can be no assurance that the price of our shares of common stock will meet or exceed the exercise price of the warrants during the exercise period or at any time thereafter.

Unless the price of our shares of Common Stock equals or exceeds the exercise price of the Warrants at the time of such exercise, an Investor may not be able to exercise his Warrants profitably.  There can be no assurance that the price of our shares of Common Stock will meet or exceed the exercise price of the Warrants during the exercise period or at any time thereafter.  Accordingly, should an Investor choose to exercise the Warrants, the value of our shares of Common Stock purchased upon such exercise may be less than the Warrant exercise price the Investor pays. The Warrant may be worthless and expire unexercised if the price of our shares of Common Stock does not exceed the Warrant exercise price.

USE OF PROCEEDS

We expect to use the proceeds of this Offering to fund the Company’s internal growth and working capital needs.

MANAGEMENT

Officers, Directors, and Management

Set forth below is certain information regarding the executive officers and directors of the Company.  Additional information regarding the history and qualifications of each such individual is set forth in the Company’s Business Plan attached as Appendix C.

Name	Age	Position
James Whyte	62	Chairman of the Board of Directors
William Kerby	52	Chief Executive Officer and Vice Chairman (Principal Executive Officer)
Richard Sokolowski	56	Chief Financial Officer
Anthony Byron	55	Chief Operations Officer

Jim Whyte, Chairman

Mr. Whyte has 38 years experience in both the travel and real estate industry serving first as an employee, then an owner and entrepreneur.  In the travel industry, Mr. Whyte gained experience in the airline, hotel, rental car, tour operator, retail travel, and travel magazine market segments.  He has owned and operated various hotels, marinas, travel agencies, apartment buildings, marketing and printing companies.  He also worked for the Hawaii Visitor Bureau and White House Commission Tourism & Travel.

Bill Kerby, Vice Chairman and CEO

Mr. Kerby is Founder of Next 1 Interactive.  He has served as Chairman, CEO and Founder of Extraordinary Vacations.  He is an Entrepreneur and CEO with 18 years in Media and Travel Industry and 10 years in financial industry.  Mr. Kerby is Founder of TravelByUs, a NASDAQ small cap company, with 21 travel subsidiaries.  He is also Founder of Leisure Canada, which includes 210 agencies, international tour operations and magazines.  Mr. Kerby also Owned the Master Franchise for Thrifty Car Rental in British Columbia.

Anthony Byron, Chief Operating Officer

Mr. Byron has been an Entrepreneur for 34 years in the travel, hospitality and motivational industries.  Over the course of his career, he has owned and operated incentive travel and event marketing companies, retail and corporate travel agencies and wholesale tour operators.  He is currently CEO and majority shareholder of Meridican Incentive Consultants in Toronto, Canada and also Meridican USA, LLC located in Weston, Florida.

Richard Sokolowski - Chief Financial Officer

Mr. Sokolowski brings over 25 years of experience in various industries and positions including finance, information technology and project management, operations and SEC reporting, including Sarbanes-Oxley compliance.  He spent the past 11 years with Memry Corporation, most recently as Vice President - Corporate Controller.

Wendy Borow Johnson – President, R&R and Vice President Media, Next 1

Ms. Borow-Johnson has spent over 25 years in the Media industry, holding such positions as Senior Vice President of  NBC Cable, on air reporter and program host for ABC and Lifetime, SVP of DMBB advertising, Managing Director of McCann Erickson,  President of Healthy Living Channel, SVP of Marketing Source Media Interactive Channel,  President  - Brand Management, Beyond Commerce/Boomj  Inc.

Tom Armstrong - VP Sales and Marketing

Mr. Armstrong brings over 20 years travel industry experience, as VP of SeaMiles Visa/Parkwest Galleries.  He also served as Director of International Voyager Media – Onboard Media partner of Princess Cruises, Holland America Lines, Norwegian Cruise Line and others.

Shawn Tubman – VP Travel

Mr. Tubman has over 22 years in the cruise industry including the position of VP Sales for Norwegian Cruise Lines, and 6 years as President of Cruise Shoppes.  He also serves on the Advisory Board of CLIA; the marketing arm of the cruise line industry

Don David - VP Real Estate VOD

Mr. David has been a senior executive in various industries over the past 30 years, and is the co-founder of Loop Networks and former President of the Home Preview Channel.

Kevin Cuddihy – VOD Development Consultant

Mr. Cuddihy is the former Vice President of Sales for Comcast’s Searchlight Division heading up the Video on Demand project – including Monster.com and Vehix.com.  He was responsible for advertising sales with over 4,500 employees reporting to him.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock currently consists of 200,000,000 shares of Common Stock, with a par value of $0.00001 per share, of which 27,264,727 shares are issued and outstanding.  We are authorized to issue 100,000,000 shares of “blank check” preferred stock.  Currently we have designated a Series A 10% Cumulative Convertible Preferred Stock consisting of 3,000,000 shares (the “Series A Preferred Stock”). The holders of record of shares of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of our shareholders of and is entitled to one hundred (100) votes for each share of Series A Preferred Stock. On October 14, 2008, we issued an aggregate of 504,763 shares of Series A Preferred Stock to William Kerby, the Company’s Chief Executive Officer. Mr. Kerby also owns 2,610,951 shares of common stock, which, together with his Series A Preferred Stock, gives him voting rights equivalent to 53,087,251 shares of common stock, representing approximately 71%  of the total votes.

The following table sets forth certain information regarding the beneficial ownership of our common stock and Series A Preferred Stock as of the date of this Offering by (i) each Named Executive Officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person. The address of each person is deemed to be the address of the issuer unless otherwise noted.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class(1)

Common Stock	James Whyte	1,674,000		6.1%
Series A Preferred Stock	Chairman of the Board	0		—

Common Stock	William Kerby	2,610,951		9.5%
Preferred Stock	CEO & Vice Chairman	504,762	(3)	100%

Common Stock	Richard Sokolowski	0		—
Series A Preferred Stock	Chief Financial Officer	0		—

Common Stock	Anthony Byron	711,134	(2)	2.5%
Series A Preferred Stock	Chief Operating Officer and Director	0		—

Common Stock	All Officers and Directors as a group	4,993,240		18.3%
Series A Preferred Stock	(4 persons)	504,762	(3)	100%

(1)
The percentage of common stock held by each listed person is based on 27,264,727 shares of common stock issued and outstanding. The percentage of Series A Preferred Stock held by each person is based on 504,762 shares of Series A Preferred Stock issued and outstanding. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

(2)	Anthony Byron holds 700,617 shares individually, and his spouse Liana Byron owns 10,517. Due to this relationship, Anthony Byron beneficially owns 711,134 shares of common stock of the Company.

(3)	Having the voting equivalency of 100 votes per share (50,476,200 votes).

RELATED-PARTY TRANSACTIONS

The Company leases certain telephone and communications equipment through a lease agreement with a related party. The lease requires monthly payments of $5,078 including interest at approximately 18.6% per year. The lease expires on June 30, 2011. Interest expense paid on the capital lease was $19,091 and $31,116 during the ended February 28, 2009 and February 29, 2008, respectively.

The Company has a note payable with a director and officer for approximately $272,643.  The loan bears interest at 18 % per year and matures and has no stated maturity date. Interest expense on the loan was approximately $20,000 for the each of the years ended February 28, 2009 and February 29, 2008.

The Company leases certain telephone and communications equipment through a lease agreement with a related party. The lease requires monthly payments of $5,078 including interest at approximately 18.6% per year. The lease expires on June 30, 2011. Interest expense paid on the capital lease was $19,091 and $31,116 during the ended February 28, 2009 and February 29, 2008, respectively.

Employment Agreements

William Kerby has an employment agreement, dated October 15, 2006, with the Company. Pursuant to this employment agreement, Mr. Kerby is employed as the Company’s Chief Executive Officer at an annual base salary of $300,000 in cash and Company common stock.  He may also, as determined by the Board of Directors, receive a year-end performance bonus. The initial term of the agreement commenced June 1, 2002 and terminated June 1, 2008, with an automatic renewal for a period of four years. Upon termination of the second term, the Agreement shall be automatically renewed for successive periods of four years each subject to the same terms and conditions, unless modified or terminated by one or both parties in accordance with the Agreement.

Anthony Byron has a consulting agreement, dated August 15, 2008, with the Company. Pursuant to this agreement, Mr. Byron is employed as the Company’s Chief Operating Officer at an annual base salary of $240,000 in cash ($20,000 per month), $12,500 of which shall payable in cash the remaining in stock at $0.01 per share, upon the shorter of (i) 180 days after the date of employment, (ii) the Company obtaining profitability for a 60 day period at any time during the first 180 days of employment, or (iii) the Company obtaining an underwritten financing of $1,000,000.  Mr. Byron  may also receive a year-end performance bonus to be determined by the Board.  Mr. Byron’s initial term as COO commenced on August 4, 2008 and terminates August 4, 2012. Upon the termination of the initial term, the Agreement shall be automatically renewed for successive periods of one year each subject to the same terms and conditions, unless modified or terminated by one or both parties in accordance with the Agreement.

Pursuant to an employment agreement, dated July 6, 2009, Mr. Richard Sokolowski was appointed as the Company’s Chief Financial Officer and Principal Financial Officer. The initial term of the Employment Agreement is for a period of three years with a minimum base salary of no less than $150,000 per year of employment.  Mr. Sokolowski will also be eligible for a discretionary cash bonus that may be set by the Company’s board of directors from time to time.  In addition, Mr Sokolowski will be eligible for a stock bonus of up to 25,000 shares of the Company’s common stock; the common stock bonus issued will be based on the effectiveness of the systems and financial controls implemented by Mr. Sokolowski, which will be reviewed at the 90 day and 180 day anniversary of Mr Sokolowski’s employment respectively.

OTHER TRANSACTIONS

Legal proceedings

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

APPENDIX A

FORM OF SUBSCRIPTION AGREEMENT

APPENDIX B

FORM OF WARRANT

APPENDIX C

BUSINESS PLAN